Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 27, 2019
Preliminary Prospectus Supplement dated May 14, 2020
Registration Statement File No. 333-234027

RAYTHEON TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED MAY 14, 2020

$1,000,000,000 2.250% NOTES DUE 2030
$1,000,000,000 3.125% NOTES DUE 2050

Issuer:	Raytheon Technologies Corporation

Title:	2.250% Notes due 2030 (the “2030 Notes”) 3.125% Notes due 2050 (the “2050 Notes”)

Principal Amount:	$1,000,000,000 (2030 Notes) $1,000,000,000 (2050 Notes)

Maturity Date:	July 1, 2030 (2030 Notes) July 1, 2050 (2050 Notes)

Coupon:	2.250% (2030 Notes) 3.125% (2050 Notes)

Price to Public:	99.872% of face amount (2030 Notes) 99.667% of face amount (2050 Notes)

Underwriting Discount:	0.450% (2030 Notes) 0.875% (2050 Notes)

Yield to Maturity:	2.264% (2030 Notes) 3.142% (2050 Notes)

Spread to Benchmark Treasury:	+165 basis points (2030 Notes) +185 basis points (2050 Notes)

Benchmark Treasury:	1.500% due February 15, 2030 (2030 Notes) 2.375% due November 15, 2049 (2050 Notes)

Benchmark Treasury Price and Yield:	108-12; 0.614% (2030 Notes) 126-16; 1.292% (2050 Notes)

Interest Payment Dates:	Semi-annually on January 1 and July 1, commencing January 1, 2021. Interest will accrue from May 18, 2020 (long first coupon).

Day Count Convention:	30/360

Make-Whole Call:	+25 basis points (prior to April 1, 2030) (2030 Notes) +30 basis points (prior to January 1, 2050) (2050 Notes)

Par Call:	On or after April 1, 2030 (2030 Notes) On or after January 1, 2050 (2050 Notes)

Proceeds, Before Expenses:	$994,220,000 (2030 Notes) $987,920,000 (2050 Notes)

Trade Date:	May 14, 2020

Settlement Date:	May 18, 2020 (T+2)

CUSIP:	75513EAD3 (2030 Notes) 75513EAC5 (2050 Notes)

ISIN:	US75513EAD31 (2030 Notes) US75513EAC57 (2050 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	A-/Baa1 (Negative/Review for upgrade)

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ANZ Securities, Inc.
BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
UniCredit Capital Markets LLC
U.S. Bancorp Investments, Inc.

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-234027). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. (toll-free) at 1-800-294-1322, Citigroup Global Markets Inc. (toll-free) at 1-800-831-9146, Deutsche Bank Securities Inc. (toll-free) at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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